Exhibit 99.3

TPT Global Tech's Subsidiary TPT MedTech Signs Parking Lot Testing Licensing Agreement with Wal-Mart Real Estate to Start "QuikLAB" Operations in Florida and California

SAN DIEGO, CA / ACCESSWIRE / August 14, 2020 / TPT Global Tech, Inc. ("TPTW, the Company or TPT Global Tech") (OTCQB:TPTW) announced today it has entered into a Covid-19 Parking Lot Testing License Operating Agreement ("License Agreement") with one of the Nation's largest retail organizations, Wal-Mart Real Estate ("Wal-Mart"). This License Agreement with Wal-Mart allows TPT to start offering Drive Thru Covid-19 testing for up to five Wal-Mart locations in Florida and up to five Wal-Mart locations in California. On January 31, 2020, the United States Secretary of Health and Human Services ("HHS") declared a public health emergency pursuant to section 319 of the PHS Act, 42 U.S.C. 247d, for the entire United States to aid in the nation's health care community response to the COVID-19 outbreak. This License Agreement is a big part of our response to the COVID-19 outbreak and an opportunity for the Company to assist with this national emergency.

TPT MedTech will launch its QuikLAB operations around Miami Dade County, Florida and San Diego, California. The TPT QuikLAB will offer PCR and Antibody rapid tests to its customers. Customers will also be able to download the newly developed QuikLAB App. The QuikLAB App allows customers to schedule testing appointments to help alleviate long lines. It also allows customers to choose which QuikLab location best fits their availability and receive their rapid test results when completed. The QuikLAB App also has a "Hall Pass" Certificate feature that will allow employers, sport venues, nightclubs, restaurants and schools to monitor individuals, and give businesses and communities a sense of freedom and safety to allow entrance to said venues.

"This is a milestone in our continued fight against Covid-19 in the United States. We look forward to working with those at Wal-Mart and want to thank them for extending us the privilege to launch our QuikLAB in the local Wal-Mart communities that they support. We are very excited to start our "Point of Care" technology strategy and could not have asked for a better partner," says Stephen Thomas CEO of TPTW.

About TPT Global Tech

TPT Global Tech Inc. (OTCQB:TPTW) based in San Diego, California, is a technology-based company with divisions providing telecommunications, medical technology and product distribution, media content for domestic and international syndication as well as technology solutions. TPT Global Tech offers Software as a Service (SaaS), Technology Platform as a Service (PAAS), Cloud-based Unified Communication as a Service (UCaaS). It offers carrier-grade performance and support for businesses over its private IP MPLS fiber and wireless network in the United States. TPT's cloud-based UCaaS services allow businesses of any size to enjoy all the latest voice, data, media and collaboration features in today's global technology markets. TPT Global Tech also operates as a Master Distributor for Nationwide Mobile Virtual Network Operators (MVNO) and Independent Sales Organization (ISO) as a Master Distributor for Pre-Paid Cellphone services, Mobile phones Cellphone Accessories and Global Roaming Cellphones.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates" and other terms with similar meaning. Specifically, statements about the Company's plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings, and pursuit of new markets are forward-looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases, the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

CONTACT:

Frank Benedetto
619-915-9422

SOURCE: TPT Global Tech, Inc.